THIRD AMENDMENT TO

FUND ACCOUNTING AGREEMENT

WHEREAS, The Investment House Funds, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, have entered into a Fund Accounting Agreement originally dated as of December 17, 2001 and any amendments thereto (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective June 26, 2018, the Trust and Ultimus agree to amend the Agreement as follows:

1.	Section 1(d)(ii)(B) of the Agreement is deleted and replaced with the following:

1.	RETENTION OF ULTIMUS.

(d)	ADDITIONAL ACCOUNTING SERVICES

(ii)	Provide accounting information for the following:

B.	the Trust’s reports with the SEC on Forms N-CEN, N-PORT and N-CSR;

2.	Section 1(e) is added to the Agreement as follows:

1.	RETENTION OF ULTIMUS.

(e)       FORM N-CEN and N-PORT

If Ultimus also provides fund administration services to the Trust or Fund, Ultimus will prepare and file with the SEC the reports on Form N-CEN and N-PORT.

3.	Section 4(f) of the Agreement is deleted and replaced with the following:

4.	REIMBURSEMENT OF EXPENSES.

(f)	The actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act; and

(g)	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

4.	Schedule B to the Agreement is amended to add the following:

FORMS N-CEN and N-PORT

•	Beginning on June 1, 2018, the Trust or Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

•	The Trust or Fund agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 500	$6,000 plus out of pocket charges
	501 to 2,000	$8,000 plus out of pocket charges
	Over 2,000	TBD

Fixed Income Funds	Less than 500	$7,500 plus out of pocket charges
	501 to 1,000	$10,000 plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of June 26, 2018.

THE INVESTMENT HOUSE FUNDS	ULTIMUS FUND SOLUTIONS, LLC

By: /s/Tim Wahl	By: /s/Gary Tenkman

Name: Tim Wahl	Name: Gary Tenkman

Title: President	Title: President and Managing Director